As filed with the Securities and Exchange Commission on August 6, 2013.

Registration No. 333-189853

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Intrexon Corporation

(Exact name of registrant as specified in its charter)

Virginia	8731	26-0084895
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20374 Seneca Meadows Parkway

Germantown, Maryland 20876

Telephone: (301) 556-9900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randal J. Kirk

Chairman of the Board, President and Chief Executive Officer

Intrexon Corporation

222 Lakeview Avenue

Suite 1400

Palm Beach, Florida 33401

Telephone: (561) 855-7831

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John Owen Gwathmey David I. Meyers Troutman Sanders LLP 1001 Haxall Point Richmond, Virginia 23219 Telephone: (804) 697-1200	Donald P. Lehr Chief Legal Officer Intrexon Corporation 20374 Seneca Meadows Parkway Germantown, Maryland 20876 Telephone: (301) 556-9809	Mitchell S. Bloom Michael H. Bison Michael D. Maline Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Telephone: (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 is being submitted for the purpose of submitting revised Exhibits 10.5 and 10.16., no changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Part II of the Registration Statement except the Exhibit Index has been revised to delete the reference on Exhibit 10.15 erroneously indicating that confidential treatment had been sought as to portions of that Exhibit.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table indicates the expenses to be incurred in connection with this offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the FINRA filing fee.

	Amount to be paid

SEC registration fee	$	20,915
FINRA filing fee		19,250
NYSE filing fee		250,000
Printing and engraving expenses		225,000
Legal fees and expenses		1,400,000
Accounting fees and expenses		700,000
Transfer agent and registrar fees and expenses		10,000
Miscellaneous expenses		174,835

Total	$	2,800,000

Item 14. Indemnification of directors and officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended, or the Virginia Stock Corporation Act, permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Virginia Stock Corporation Act and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer. In addition, the Virginia Stock Corporation Act permits a Virginia corporation to limit the personal liability of an officer or director in any proceeding brought by or in the name of the corporation or its shareholders, except if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities laws, including insider trading or market manipulation.

We are a Virginia corporation. Our Amended and Restated Articles of Incorporation contain provisions limiting the liability of and indemnifying our directors and officers to the extent not prohibited by Virginia law.

Item 15. Recent sales of unregistered securities.

Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by us within the past three years that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Included is the consideration, if any, we received for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a) Issuances of convertible preferred stock

(i) On or about February 19, 2010, we sold 5,250,083 shares of our Series D preferred stock at a purchase price per share of $3.38 for an aggregate purchase price of $17,745,281.

(ii) On or about October 29, 2010, we sold 5,990,711 shares of our Series D preferred stock at a purchase price per share of $3.38 for an aggregate purchase price of $20,248,603.

(iii) On or about January 6, 2011, we sold 5,313,629 shares of our Series D preferred stock at a purchase price per share of $3.38 for an aggregate purchase price of $17,960,074.

(iv) Between February 18, 2011 and February 25, 2011, we sold 3,249,262 shares of our Series D preferred stock at a purchase price per share of $3.38 for an aggregate purchase price of $10,982,502.

(v) On or about May 26, 2011, we sold 19,047,619 shares of our Series E preferred stock at a purchase price per share of $5.25 for an aggregate purchase price of $100,000,000 less $2,617,235 paid to Perella Weinberg Partners as placement agent.

(vi) On or about January 10, 2012, we sold 9,523,810 shares of our Series E preferred stock at a purchase price per share of $5.25 for an aggregate purchase price of $50,000,000.

(vii) On or about April 12, 2012, we sold 4,761,905 shares of our Series E preferred stock at a purchase price per share of $5.25 for an aggregate purchase price of $25,000,001.

(viii) Between October 26, 2012 and November 13, 2012, we sold 4,761,905 shares of our Series E preferred stock at a purchase price per share of $5.25 for an aggregate purchase price of $25,000,001.

(ix) On or about March 1, 2013, we sold 8,178,964 shares of our Series F preferred stock at a purchase price per share of $7.88 for an aggregate purchase price of $64,409,342 less $1,199,433 paid to Barclays as placement agent and $300,000 to White Rock Capital, Inc. as client referral fees.

(x) On or about April 30, 2013, we sold 10,868,655 shares of our Series F preferred stock at a purchase price per share of $7.88 for an aggregate purchase price of $85,590,658 less $100,000 paid to Griffin Securities, Inc. as placement agent and $1,500,000 to White Rock Capital, Inc. as client referral fees.

Other than the placement agents identified above, no underwriters were involved in the foregoing sales of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of convertible preferred stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b) Stock option grants

Between January 1, 2010 and July 15, 2013, we granted options to purchase an aggregate of 4,122,826 shares of common stock, with exercise prices ranging from $0.38 to $9.67 per share, to employees, directors and consultants pursuant to our 2008 Equity Incentive Plan. Between January 1, 2010 and July 15, 2013, we issued an aggregate of 276,738 shares of common stock upon the exercise of options for aggregate consideration of $676,000.

The stock options, the common stock issuable upon the exercise of such options and the common stock issued in connection with awards of restricted stock as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees and directors, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

(c) Warrant issuances

On January 26, 2011, we issued warrants to purchase an aggregate of 422,990 shares of our common stock at a price of $0.79 per share to three individuals. On November 7, 2011, we issued warrants to purchase an aggregate of 88,108 shares of common stock at a price of $0.79 per share to the same three individuals.

The warrants described in this section (b) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All persons who received warrants described above represented to us in connection with the issuance that they were accredited investors and were acquiring the warrants, and the common stock issuable upon exercise of the warrants, for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The persons received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

All of the securities described in paragraphs (a), (b) and (c) of this Item 15 are deemed restricted securities for purposes of the Securities Act. All of the certificates representing such securities included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit index attached hereto and incorporated by reference herein.

(b) Financial statement schedules

Schedules have been omitted because the information required to be set forth herein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

•

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blacksburg, Commonwealth of Virginia, on August 6, 2013.

INTREXON CORPORATION

By:	/S/ RANDAL J. KIRK
Randal J. Kirk Chief Executive Officer and Chairman of the Board of Directors

Signature	Title	Date

/S/ RANDAL J. KIRK Randal J. Kirk	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 6, 2013

/S/ RICK STERLING Rick Sterling	Chief Financial Officer (Principal Accounting and Financial Officer)	August 6, 2013

* Cesar L. Alvarez	Director	August 6, 2013

* Steven Frank	Director	August 6, 2013

* Larry D. Horner	Director	August 6, 2013

* Jeffrey B. Kindler	Director	August 6, 2013

* Dean J. Mitchell	Director	August 6, 2013

* Thomas D. Reed	Chief Science Officer and Director	August 6, 2013

* Robert B. Shapiro	Director	August 6, 2013

*By:	/s/ RANDAL J. KIRK
Randal J. Kirk
Attorney-in-fact

Exhibit index

Exhibit number	Description of exhibit

1.1*	Form of Underwriting Agreement

3.1*	Amended and Restated Articles of Incorporation of the Company

3.2*	Bylaws of the Company

4.1*	Specimen certificate evidencing shares of common stock

4.2*	Warrants to purchase shares of common stock

4.3*	Eighth Amended and Restated Investors’ Rights Agreement, dated March 1, 2013, by and among the Company and the holders of the Company’s preferred stock and certain holders of the Company’s common stock and Joinder thereto

5.1*	Opinion of Troutman Sanders LLP

10.1†*	Intrexon Corporation Amended and Restated 2008 Equity Incentive Plan and Form of Incentive Stock Option Agreement

10.2†*	Intrexon Corporation 2013 Omnibus Incentive Plan and Forms of Award Agreements

10.3#*	Exclusive Channel Partner Agreement, dated as of January 6, 2011, between the Company and ZIOPHARM Oncology, Inc., as amended

10.4*	Stock Purchase Agreement, dated as of January 6, 2011, between the Company and ZIOPHARM Oncology, Inc.

10.5#	Exclusive Channel Collaboration Agreement, dated as of November 28, 2011, between the Company and Elanco Animal Health, a division of Eli Lilly and Company

10.6#*	Exclusive Channel Collaboration Agreement, dated as of June 5, 2012, between the Company and Oragenics, Inc.

10.7#*	Exclusive Channel Collaboration Agreement, dated as of August 6, 2012, between the Company and Synthetic Biologics, Inc.

10.8#*	Exclusive Channel Collaboration Agreement, dated as of October 5, 2012, between the Company and Fibrocell Science, Inc.

10.8A*	First Amendment to Exclusive Channel Collaboration Agreement, dated as of June 28, 2013, between the Company and Fibrocell Science, Inc.

10.9#*	Exclusive Channel Collaboration Agreement, dated as of February 14, 2013, between the Company and AquaBounty Technologies, Inc.

10.10*	Relationship Agreement, dated as of December 5, 2012, between the Company and AquaBounty Technologies, Inc.

10.11#*	Exclusive Channel Collaboration Agreement, dated as of March 29, 2013, between the Company and Ampliphi Biosciences Corporation

10.12#*	Exclusive Channel Collaboration Agreement, dated as of March 29, 2013, between the Company and Genopaver, LLC

10.13#*	Exclusive Channel Collaboration Agreement, dated as of April 27, 2013, between the Company and Soligenix, Inc.

10.14†	Second Amended and Restated Employment Agreement, dated as of August 31, 2006, between the Company and Thomas D. Reed

10.15#*	Exclusive Research Collaboration Agreement, dated as of August 1, 2012, between the Company and BioLife Cell Bank, Inc.

Exhibit number	Description of exhibit

10.16#	Collaboration and License Agreement, dated as of June 6, 2011, between the Company and Halozyme, Inc.

21.1*	List of Subsidiaries of the Company

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of PricewaterhouseCoopers LLP

23.4*	Consent of McGladrey LLP

23.5*	Consent of Caturano and Company, Inc.

23.6*	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	Previously filed
†	Indicates management contract or compensatory plan.
#	Portions of the exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately to the Securities and Exchange Commission.